Exhibit 99.1

For Immediate Release
NASDAQ Stock Market: MCBC

Macatawa Bank Corporation Reports
Fourth Quarter and Full Year 2016 Results

HOLLAND, Mich. (January 26, 2017) – Macatawa Bank Corporation (NASDAQ: MCBC) today announced its results for the fourth quarter and full year of 2016, reflecting continued improvement in financial performance.

●	Net income of $4.1 million in fourth quarter 2016, up 16% from $3.5 million in fourth quarter 2015. Full year net income of $16.0 million, up 25% from $12.8 million in 2015.
●	Net interest income increase of $831,000 for fourth quarter 2016 compared to 2015, and $3.5 million for full year 2016, driven by loan growth.
●	Loan growth of $44.4 million for fourth quarter 2016 and $82.9 million, or 7%, for full year 2016.
●	Noninterest expense down $1.1 million, or 9% in fourth quarter 2016 compared to fourth quarter 2015 and down $1.2 million, or 3% for full year 2016
●	Past due loans remained at very low levels - only 0.11% of total loans at end of 2016
●	Nonperforming assets down 32% from fourth quarter 2015
●	Favorable loan collection results – eight consecutive quarters of net recoveries

Macatawa reported net income of $4.1 million, or $0.12 per diluted share, in the fourth quarter 2016 compared to $3.5 million, or $0.10 per diluted share, in the fourth quarter 2015.  For the full year of 2016, the Company reported net income of $16.0 million, or $0.47 per diluted share compared to $12.8 million, or $0.38 per diluted share, for the same period in 2015.

"Operating performance continued to improve in both the fourth quarter and the full year of 2016,” said Ronald L. Haan, President and CEO of the Company.  “Strong revenue growth and lower operating expenses resulted in a 25% increase in full year net income compared to 2015.  Revenue, including net interest income and other noninterest sources, increased by $4.7 million over the prior year while noninterest expenses declined by $1.2 million.  Full year loan growth of $82.9 million, or 7%, was consistent with the loan growth we have experienced in each of the last three years and continued to be the primary driver of revenue growth.  Asset quality remained excellent, and our loan collection efforts remained strong with eight consecutive quarters of net recoveries.  We have honored our commitment to drive profitable growth with solid increases in quality loans, while maintaining a disciplined approach to managing expenses.”

Mr. Haan concluded:  "Our long term strategy remains the same.  We intend to drive profitable growth and maintain a well disciplined company that will deliver strong and consistent financial performance to our shareholders.   As we move into 2017, our recent loan growth will continue to benefit our net interest income, as will the recent increase in interest rates.”

Macatawa Bank Corporation 4Q Results / page 2 of 5

Operating Results
Net interest income for the fourth quarter 2016 totaled $12.3 million, an increase of $390,000 from the third quarter 2016 and an increase of $831,000 from the fourth quarter 2015.  Net interest margin was 3.11 percent for the fourth quarter 2016.  Net interest margin on a fully tax equivalent basis was 3.17 percent for the fourth quarter 2016, up 9 basis points from the third quarter 2016, and up 14 basis points from the fourth quarter 2015.(1)

Average interest earning assets for the fourth quarter 2016 increased $10.7 million from the third quarter 2016 and were up $39.1 million from the fourth quarter 2015.

Non-interest income decreased by $219,000 in the fourth quarter 2016 compared to the third quarter 2016 and increased by $353,000 compared to the fourth quarter 2015.  These fluctuations were primarily driven by gains on sales of mortgage loans.  The increase in rates in the fourth quarter 2016 negatively impacted volume of mortgage loans originated and sold.  The Bank originated $27.3 million in loans for sale in the fourth quarter 2016 compared to $38.2 million in loans for sale in the third quarter 2016 and $23.4 million in loans for sale in the fourth quarter 2015.

Non-interest expense was $11.5 million for the fourth quarter 2016, compared to $11.3 million for the third quarter 2016 and $12.6 million for the fourth quarter 2015.  The largest fluctuations in non-interest expense related to problem asset costs, which decreased $225,000 in fourth quarter 2016 compared to third quarter 2016 and decreased $1.6 million compared to fourth quarter 2015.  These costs fluctuated as a result of writedowns on other real estate owned property.  The large fluctuation from fourth quarter 2015 was due to a $1.1 million loss taken on the sale of the Bank’s largest individual other real estate owned property in the fourth quarter 2015.  Salaries and benefits expense was up $179,000 in the fourth quarter 2016 compared to third quarter 2016 and was up $151,000 compared to fourth quarter 2015. These increases were due to increased employee benefits expenses, primarily related to costs associated with medical benefits.

Federal income tax expense was $1.8 million for the fourth quarter 2016 compared to $1.4 million for the third quarter 2016 and $1.6 million for the fourth quarter 2015.  The effective tax rate was 30.5 percent for the fourth quarter 2016, compared to 22.7 percent for the third quarter 2016 and 30.6 percent for the fourth quarter 2015.  The decrease in the effective tax rate for the third quarter 2016 was due to tax credits and other adjustments recognized in the Company’s federal income tax return which was filed in the third quarter 2016.

Asset Quality
As a result of the consistent improvements in nonperforming loans and past due loans over the past several quarters, the reduction in historical loan loss ratios and net loan recoveries experienced in the fourth quarter 2016, a negative provision for loan losses of $250,000 was recorded in the fourth quarter 2016.  Net loan recoveries for the fourth quarter 2016 were $364,000, compared to third quarter 2016 net loan recoveries of $138,000 and fourth quarter 2015 net loan recoveries of $614,000.  The Company has experienced net loan recoveries in each of the past eight quarters, and in thirteen of the past fourteen quarters. Total loans past due on payments by 30 days or more amounted to $1.4 million at December 31, 2016, essentially unchanged from December 31, 2015.  Delinquency as a percentage of total loans was 0.11 percent at December 31, 2016 and 2015.

(1) Net interest margin on a fully tax equivalent basis is a non-GAAP measure but is customary in the banking industry.  Management believes this non-GAAP measure is useful because it ensures comparability of yields on taxable and tax-exempt investment securities.  See section on “Use of non-GAAP financial measures” for additional information.

Macatawa Bank Corporation 4Q Results / page 3 of 5

The allowance for loan losses of $17.0 million was 1.32 percent of total loans at December 31, 2016, compared to 1.36 percent of total loans at September 30, 2016, and 1.43 percent at December 31, 2015.  The coverage ratio of allowance for loan losses to nonperforming loans continued to be strong and significantly exceeded 1-to-1 coverage at 5,654 percent as of December 31, 2016, compared to 7,230 percent at September 30, 2016, and 2,259 percent at December 31, 2015.

At December 31, 2016, the Company's nonperforming loans were $300,000, representing 0.02 percent of total loans.  This compares to $233,000 (0.02 percent of total loans) at September 30, 2016 and $756,000 (0.06 percent of total loans) at December 31, 2015.  Other real estate owned and repossessed assets were $12.3 million at December 31, 2016, compared to $13.1 million at September 30, 2016 and $17.6 million at December 31, 2015. Total nonperforming assets, including other real estate owned and nonperforming loans, decreased by $5.8 million, or 32 percent, from December 31, 2015 to December 31, 2016.

A break-down of non-performing loans is shown in the table below.

Dollars in 000s	Dec 31, 2016	Sept 30, 2016	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015

Commercial Real Estate	$183	$192	$291	$312	$525
Commercial and Industrial	36	9	26	79	174
Total Commercial Loans	219	201	317	391	699
Residential Mortgage Loans	58	2	2	2	2
Consumer Loans	23	30	31	34	55
Total Non-Performing Loans	$300	$233	$350	$427	$756

Total non-performing assets were $12.6 million, or 0.72 percent of total assets, at December 31, 2016.  A break-down of non-performing assets is shown in the table below.

Dollars in 000s	Dec 31, 2016	Sept 30, 2016	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015

Non-Performing Loans	$300	$233	$350	$427	$756
Other Repossessed Assets	---	---	---	---	---
Other Real Estate Owned	12,253	13,110	14,066	16,162	17,572
Total Non-Performing Assets	$12,553	$13,343	$14,416	$16,589	$18,328

Macatawa Bank Corporation 4Q Results / page 4 of 5

Balance Sheet, Liquidity and Capital
Total assets were $1.74 billion at December 31, 2016, an increase of $87.3 million from $1.65 billion at September 30, 2016 and an increase of $11.4 million from $1.73 billion at December 31, 2015.  Year end total assets typically increase due to year end seasonal inflow of business and municipal deposits.  Total loans were $1.28 billion at December 31, 2016, an increase of $44.4 million from $1.24 billion at September 30, 2016 and an increase of $82.9 million from $1.20 billion at December 31, 2015.

Commercial loans increased by $81.4 million from December 31, 2015 to December 31, 2016, along with an increase of $1.5 million in our residential mortgage and consumer loan portfolios.  Commercial real estate loans increased by $9.3 million and commercial and industrial loans increased by $72.1 million during the same period.

The composition of the commercial loan portfolio is shown in the table below:

Dollars in 000s	Dec 31, 2016	Sept 30, 2016	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015

Construction and Development	$79,596	$76,077	$74,339	$73,621	$74,210
Other Commercial Real Estate	438,385	423,991	439,036	443,095	434,462
Commercial Loans Secured by Real Estate	517,981	500,068	513,375	516,716	508,672
Commercial and Industrial	449,342	423,102	381,058	388,625	377,298
Total Commercial Loans	$967,323	$923,170	$894,433	$905,341	$885,970

Residential Developer Loans (a)	$26,003	$26,890	$29,771	$28,521	$30,112

(a)	Represents the amount of loans to residential developers secured by single family residential property which is included in commercial loans secured by real estate.

At December 31, 2016, total performing loans amounted to $1.28 billion, an increase of $44.4 million from September 30, 2016 and an increase of $83.3 million from December 31, 2015.

Total deposits were $1.45 billion at December 31, 2016, up $90.1 million from $1.36 billion at September 30, 2016 and were up $13.2 million from $1.44 billion at December 31, 2015.  The increases in each period were in checking, savings and money market deposits.  Higher costing time deposits were down $13.5 million from December 31, 2015.  The Bank continues to be successful at attracting and retaining core deposit customers.  Customer deposit accounts remain insured to the highest levels available under FDIC deposit insurance.

The Bank's 2016 year end risk-based regulatory capital ratios were at consistent levels compared to September 30, 2016, were higher than December 31, 2015 due to earnings growth, and continue to be at levels comfortably above those required to be categorized as “well capitalized” under applicable regulatory capital guidelines.  As such, the Bank was categorized as "well capitalized" at December 31, 2016.

Macatawa Bank Corporation 4Q Results / page 5 of 5

About Macatawa Bank
Headquartered in Holland, Mich., Macatawa Bank offers a full range of banking, retail and commercial lending, wealth management and ecommerce services to individuals, businesses and governmental entities from a network of 26 full-service branches located throughout communities in Kent, Ottawa and northern Allegan counties.  The bank is recognized for its local management team and decision making, along with providing customers excellent service, a rewarding experience and superior financial products. Macatawa Bank has been recognized for the past five consecutive years as “West Michigan’s 101 Best and Brightest Companies to Work For”. For more information, visit www.macatawabank.com.

Use of Non-GAAP Financial Measures
The presentation of net interest margin on a fully tax equivalent (“FTE”) basis is not in accordance with GAAP but is customary in the banking industry.  Management believes this non-GAAP measure is useful because it ensures comparability of yields on taxable and tax-exempt investment securities.  For further information see “Reconciliation of Net Interest Margin, Fully Taxable Equivalent (Non-GAAP)” in the Selected Consolidated Financial Data section that follows.

CAUTIONARY STATEMENT:  This press release contains forward-looking statements that are based on management's current beliefs, expectations, assumptions, estimates, plans and intentions.  Forward-looking statements are identifiable by words or phrases such as "believe," "expect," "may," "should," "will," ”intend,” "continue," "improving," "additional," "focus," "forward," "future," "efforts," "strategy," "momentum," "positioned," and other similar words or phrases.  Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements.  These statements include, among others, statements related to trends in our key operating metrics and financial performance, future levels of earnings and profitability, future levels of earning assets, future asset quality, future growth, future yield compression and future net interest margin.  All statements with references to future time periods are forward-looking.  Management's determination of the provision and allowance for loan losses, the appropriate carrying value of intangible assets (including deferred tax assets) and other real estate owned and the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment) involves judgments that are inherently forward-looking. Our ability to sell other real estate owned at its carrying value or at all, reduce non-performing asset expenses, utilize our deferred tax asset, successfully implement new programs and initiatives, increase efficiencies, maintain our current level of deposits and other sources of funding, maintain liquidity, respond to declines in collateral values and credit quality, improve profitability, and produce consistent core earnings is not entirely within our control and is not assured.  The future effect of changes in the real estate, financial and credit markets and the national and regional economy on the banking industry, generally, and Macatawa Bank Corporation, specifically, are also inherently uncertain.  These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extend, likelihood and degree of occurrence.  Therefore, actual results and outcomes may materially differ from what may be expressed in or implied by such forward-looking statements. Macatawa Bank Corporation does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Risk factors include, but are not limited to, the risk factors described in "Item 1A - Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2015.  These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

MACATAWA BANK CORPORATION
CONSOLIDATED FINANCIAL SUMMARY
(Unaudited)
(Dollars in thousands except per share information)

	Quarterly			Twelve Months Ended
	4th Qtr	3rd Qtr	4th Qtr	December 31
EARNINGS SUMMARY	2016	2016	2015	2016	2015
Total interest income	$13,496	$13,122	$12,709	$52,499	$49,386
Total interest expense	1,204	1,220	1,248	4,959	5,306
Net interest income	12,292	11,902	11,461	47,540	44,080
Provision for loan losses	(250)	(250)	(1,750)	(1,350)	(3,500)
Net interest income after provision for loan losses	12,542	12,152	13,211	48,890	47,580

NON-INTEREST INCOME
Deposit service charges	1,113	1,152	1,129	4,425	4,377
Net gains on mortgage loans	789	1,175	675	3,024	2,925
Trust fees	810	790	759	3,096	2,927
Other	2,144	1,958	1,940	8,529	7,564
Total non-interest income	4,856	5,075	4,503	19,074	17,793

NON-INTEREST EXPENSE
Salaries and benefits	6,345	6,166	6,194	24,867	24,668
Occupancy	1,005	901	891	3,789	3,714
Furniture and equipment	780	772	806	3,256	3,237
FDIC assessment	140	166	283	778	1,137
Problem asset costs, including losses	100	325	1,720	1,295	3,032
Other	3,118	2,943	2,721	11,797	11,165
Total non-interest expense	11,488	11,273	12,615	45,782	46,953
Income before income tax	5,910	5,954	5,099	22,182	18,420
Income tax expense	1,802	1,350	1,561	6,231	5,626
Net income	$4,108	$4,604	$3,538	$15,951	$12,794

Basic earnings per common share	$0.12	$0.14	$0.10	$0.47	$0.38
Diluted earnings per common share	$0.12	$0.14	$0.10	$0.47	$0.38
Return on average assets	0.97%	1.10%	0.85%	0.95%	0.79%
Return on average equity	10.08%	11.50%	9.40%	10.06%	8.68%
Net interest margin (fully taxable equivalent)(1)	3.17%	3.08%	3.03%	3.11%	3.01%
Efficiency ratio	66.99%	66.40%	79.02%	68.73%	75.89%

BALANCE SHEET DATA	December 31	September 30	December 31
Assets	2016	2016	2015
Cash and due from banks	$27,690	$31,879	$29,104
Federal funds sold and other short-term investments	62,129	25,872	152,372
Interest-bearing time deposits in other financial institutions	---	---	20,000
Securities available for sale	184,433	184,403	166,815
Securities held to maturity	69,378	58,893	51,856
Federal Home Loan Bank Stock	11,558	11,558	11,558
Loans held for sale	2,181	2,013	2,776
Total loans	1,280,812	1,236,395	1,197,932
Less allowance for loan loss	16,962	16,847	17,081
Net loans	1,263,850	1,219,548	1,180,851
Premises and equipment, net	50,026	50,174	51,456
Bank-owned life insurance	39,274	39,088	28,858
Other real estate owned	12,253	13,110	17,572
Other assets	18,241	17,148	16,425

Total Assets	$1,741,013	$1,653,686	$1,729,643

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$501,478	$455,164	$477,032
Interest-bearing deposits	947,246	903,463	958,480
Total deposits	1,448,724	1,358,627	1,435,512
Other borrowed funds	84,173	84,173	96,169
Long-term debt	41,238	41,238	41,238
Other liabilities	4,639	7,403	4,747
Total Liabilities	1,578,774	1,491,441	1,577,666

Shareholders' equity	162,239	162,245	151,977

Total Liabilities and Shareholders' Equity	$1,741,013	$1,653,686	$1,729,643

(1)Net interest margin on a fully taxable equivalent basis is a non-GAAP measure.  For more information please refer to RECONCILIATION OF NET INTEREST MARGIN, FULLY TAXABLE EQUIVALENT (NON-GAAP) section below.

MACATAWA BANK CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands except per share information)

	Quarterly					Year to Date
	4th Qtr 2016	3rd Qtr 2016	2nd Qtr 2016	1st Qtr 2016	4th Qtr 2015	2016	2015
EARNINGS SUMMARY
Net interest income	$12,292	$11,902	$11,608	$11,738	$11,461	$47,540	$44,080
Provision for loan losses	(250)	(250)	(750)	(100)	(1,750)	(1,350)	(3,500)
Total non-interest income	4,856	5,075	4,536	4,608	4,503	19,074	17,793
Total non-interest expense	11,488	11,273	11,470	11,551	12,615	45,782	46,953
Federal income tax expense	1,802	1,350	1,679	1,400	1,561	6,231	5,626
Net income	$4,108	$4,604	$3,745	$3,495	$3,538	$15,951	$12,794
	30.49%	22.67%	30.96%	28.60%	30.61%	28.09%	30.54%
Basic earnings per common share	$0.12	$0.14	$0.11	$0.10	$0.10	$0.47	$0.38
Diluted earnings per common share	$0.12	$0.14	$0.11	$0.10	$0.10	$0.47	$0.38

MARKET DATA
Book value per common share	$4.78	$4.78	$4.67	$4.58	$4.48	$4.78	$4.48
Tangible book value per common share	$4.78	$4.78	$4.67	$4.58	$4.48	$4.78	$4.48
Market value per common share	$10.41	$7.99	$7.42	$6.25	$6.05	$10.41	$6.05
Average basic common shares	33,920,535	33,921,599	33,922,506	33,925,113	33,891,429	33,922,548	33,891,429
Average diluted common shares	33,923,371	33,921,599	33,922,506	33,925,113	33,891,429	33,922,548	33,891,429
Period end common shares	33,940,788	33,920,740	33,922,289	33,925,113	33,925,113	33,940,788	33,925,113

PERFORMANCE RATIOS
Return on average assets	0.97%	1.10%	0.91%	0.84%	0.85%	0.95%	0.79%
Return on average equity	10.08%	11.50%	9.56%	9.06%	9.40%	10.06%	8.68%
Net interest margin (fully taxable equivalent)	3.17%	3.08%	3.08%	3.09%	3.03%	3.11%	3.01%
Efficiency ratio	66.99%	66.40%	71.05%	70.67%	79.02%	68.73%	75.89%
Full-time equivalent employees (period end)	342	337	343	338	342	342	342

ASSET QUALITY
Gross charge-offs	$47	$46	$36	$76	$252	$205	$702
Net charge-offs	$(364)	$(138)	$(580)	$(148)	$(614)	$(1,231)	$(1,619)
Net charge-offs to average loans (annualized)	-0.12%	-0.05%	-0.19%	-0.05%	-0.21%	-0.10%	-0.14%
Nonperforming loans	$300	$233	$350	$427	$756	$300	$756
Other real estate and repossessed assets	$12,253	$13,110	$14,066	$16,162	$17,572	$12,253	$17,572
Nonperforming loans to total loans	0.02%	0.02%	0.03%	0.04%	0.06%	0.02%	0.06%
Nonperforming assets to total assets	0.72%	0.81%	0.87%	1.01%	1.06%	0.72%	1.06%
Allowance for loan losses	$16,962	$16,847	$16,959	$17,129	$17,081	$16,962	$17,081
Allowance for loan losses to total loans	1.32%	1.36%	1.40%	1.41%	1.43%	1.32%	1.43%
Allowance for loan losses to nonperforming loans	5654.00%	7230.47%	4845.43%	4011.48%	2259.39%	5654.00%	2259.39%

CAPITAL
Average equity to average assets	9.62%	9.53%	9.47%	9.27%	9.07%	9.47%	9.10%
Common equity tier 1 to risk weighted assets (Consolidated)	11.03%	11.30%	11.14%	10.95%	10.75%	11.04%	10.75%
Tier 1 capital to average assets (Consolidated)	12.01%	11.97%	11.93%	11.69%	11.54%	12.02%	11.54%
Total capital to risk-weighted assets (Consolidated)	14.88%	15.30%	15.18%	15.01%	14.80%	14.88%	14.80%
Common equity tier 1 to risk weighted assets (Bank)	13.35%	13.71%	13.59%	13.41%	13.22%	13.35%	13.22%
Tier 1 capital to average assets (Bank)	11.69%	11.64%	11.61%	11.38%	11.24%	11.69%	11.24%
Total capital to risk-weighted assets (Bank)	14.49%	14.90%	14.80%	14.63%	14.43%	14.50%	14.43%
Tangible common equity to assets	9.33%	9.82%	9.52%	9.47%	8.79%	9.33%	8.79%

END OF PERIOD BALANCES
Total portfolio loans	$1,280,812	$1,236,395	$1,211,844	$1,216,184	$1,197,932	$1,280,812	$1,197,932
Earning assets	1,612,533	1,514,797	1,539,877	1,518,752	1,602,599	1,612,533	1,602,599
Total assets	1,741,013	1,653,686	1,666,547	1,639,985	1,729,643	1,741,013	1,729,643
Deposits	1,448,724	1,358,627	1,355,078	1,340,834	1,435,512	1,448,724	1,435,512
Total shareholders' equity	162,239	162,245	158,462	155,241	151,977	162,239	151,977

AVERAGE BALANCES
Total portfolio loans	$1,245,093	$1,215,953	$1,212,836	$1,202,682	$1,190,328	$1,219,203	$1,151,438
Earning assets	1,566,238	1,555,550	1,531,535	1,539,166	1,527,116	1,548,192	1,484,275
Total assets	1,696,007	1,680,097	1,654,325	1,663,590	1,660,869	1,673,584	1,618,776
Deposits	1,401,186	1,377,462	1,346,703	1,365,881	1,365,990	1,372,898	1,329,345
Total shareholders' equity	163,092	160,196	156,664	154,244	150,583	158,566	147,336

RECONCILIATION OF NET INTEREST MARGIN, FULLY TAXABLE EQUIVALENT (NON-GAAP)
Net interest income	$12,292	$11,902	$11,608	$11,738	$11,461	$47,540	$44,080
Plus taxable equivalent adjustment	222	193	189	186	190	609	597
Net interest income - taxable equivalent	$12,514	$12,095	$11,797	$11,924	$11,651	$48,149	$44,677
Net interest margin (GAAP)	3.11%	3.04%	3.06%	3.06%	2.98%	3.07%	2.97%
Net interest margin (FTE) - non-GAAP	3.17%	3.08%	3.08%	3.09%	3.03%	3.11%	3.01%